Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2016 First-Quarter Financial Results

Cambridge, Mass., April 27, 2016 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2016 first-quarter financial results.

First-Quarter Financial Performance

Total revenues were $77.4 million for the first quarter of 2016, compared with $75.2 million for the first quarter of 2015. Research revenues increased 3%, and advisory services and events revenues increased 4%, compared with the first quarter of 2015.

On a GAAP basis, net income was $1.0 million, or $0.06 per diluted share, for the first quarter of 2016, compared with a net loss of $0.2 million, or $(0.01) per diluted share, for the same period in 2015.

On a pro forma basis, net income was $3.2 million, or $0.18 per diluted share, for the first quarter of 2016, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $2.1 million, amortization of acquisition-related intangible assets of $0.2 million, and reorganization costs of $1.0 million. This compares with pro forma net income of $3.3 million, or $0.18 per diluted share, for the same period in 2015, which reflects a pro forma tax rate of 38%. Pro forma net income for the first quarter of 2015 excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, and reorganization costs of $3.4 million.

“The company continues to gain momentum. Forrester was at the upper end of revenue guidance and met pro forma operating income and EPS targets for the first quarter,” said George F. Colony, Forrester’s chairman and chief executive officer. “The Forrester Connect business (which includes Leadership Boards and Executive Programs) and the Forrester Events business are showing significant performance improvements over 2015. While we still have work to do to increase our revenue and margin growth, we are happy with how we have started 2016.”

Forrester is providing second-quarter 2016 financial guidance as follows:

Second-Quarter 2016 (GAAP):

•	Total revenues of approximately $83.5 million to $86.5 million.
•	Operating margin of approximately 8.8% to 10.8%.
•	Other income (expense), net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.25 to $0.30.

Second-Quarter 2016 (Pro Forma):

Pro forma financial guidance for the second quarter of 2016 excludes stock-based compensation expense of $1.5 million to $1.7 million, reorganization costs of approximately $0.1 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 11.0% to 13.0%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $0.32 to $0.37.

Our full-year 2016 guidance is as follows:

Full-Year 2016 (GAAP):

•	Total revenues of approximately $322.0 million to $330.0 million.
•	Operating margin of approximately 7.3% to 8.3%.
•	Other income (expense), net of $(0.3) million.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.81 to $0.88.

Full-Year 2016 (Pro Forma):

Pro forma financial guidance for full-year 2016 excludes stock-based compensation expense of $8.3 million to $8.8 million, reorganization costs of approximately $1.1 million, amortization of acquisition-related intangible assets of approximately $0.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 10.5% to 11.5%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $1.15 to $1.22.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.18 per share, payable June 22, 2016, to shareholders of record on June 8, 2016.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the second quarter of and full-year 2016, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Meaghan Madges

Public Relations

Forrester Research, Inc.

+ 1 617.613.6070

press@forrester.com

© 2016, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended March 31,
	2016	2015
Revenues:
Research services	$53,248	$51,858
Advisory services and events	24,153	23,329

Total revenues	77,401	75,187
Operating expenses:
Cost of services and fulfillment	31,328	30,761
Selling and marketing	30,584	29,631
General and administrative	10,038	9,758
Depreciation	1,965	2,107
Amortization of intangible assets	209	221
Reorganization costs	1,015	3,424

Total operating expenses	75,139	75,902
Income (loss) from operations	2,262	(715)
Other income (expense), net	(328)	282
Losses on investments, net	—	(19)

Income (loss) before income taxes	1,934	(452)
Income tax provision (benefit)	920	(228)

Net income (loss)	$1,014	$(224)

Diluted income (loss) per common share	$0.06	$(0.01)

Diluted weighted average shares outstanding	17,925	18,058

Basic income (loss) per common share	$0.06	$(0.01)

Basic weighted average shares outstanding	17,762	18,058

Pro forma data (1):
Income (loss) from operations	$2,262	$(715)
Amortization of intangible assets	209	221
Reorganization costs	1,015	3,424
Stock-based compensation included in the
following expense categories:
Cost of services and fulfillment	1,194	1,237
Selling and marketing	314	334
General and administrative	627	615

Pro forma income from operations	5,621	5,116
Other income (expense), net	(328)	282

Pro forma income before income taxes	5,293	5,398
Pro forma income tax provision	2,117	2,051

Pro forma net income	$3,176	$3,347

Pro forma diluted income per share	$0.18	$0.18

Pro forma diluted weighted average shares outstanding	17,925	18,360

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	March 31, 2016	December 31, 2015
Balance sheet data:
Cash, cash equivalents and marketable investments	$120,010	$101,106
Accounts receivable, net	$49,351	$67,355
Deferred revenue	$154,805	$140,676

	Three Months Ended March 31,
	2016	2015
Cash flow data:
Net cash provided by operating activities	$21,537	$16,282
Purchases of property and equipment	$(1,144)	$(948)
Repurchases of common stock	$—	$(5,723)
Dividends paid	$(3,201)	$(3,069)

	As of March 31,
	2016	2015
Metrics:
Agreement value	$240,500	$232,900
Client retention	77%	79%
Dollar retention	88%	90%
Enrichment	97%	97%
Number of clients	2,477	2,464

	As of March 31,
	2016	2015
Headcount:
Total headcount	1,322	1,305
Research and consulting staff	484	485
Sales staff	516	508